UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Beazer Homes USA, Inc.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328

September 7, 2012

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Beazer Homes USA, Inc., which will be held at 10:00 a.m. Eastern Time on Thursday, October 11, 2012 at our principal executive office at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.

At the special meeting, we will ask you to consider and vote on a proposal to effect a 1-for-5 reverse stock split of our common stock and, if and when the reverse split is effected, to decrease the authorized number of shares of our common stock from 180 million to 100 million.

The proxy statement attached to this letter provides you with information about the proposed reverse stock split and the reduction in authorized shares of our common stock if the reverse stock split is implemented. Please read the entire proxy statement carefully and in its entirety. You may also obtain additional information about us from documents we file with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or follow the related Internet or telephone voting instructions. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

On behalf of the Board of Directors,

BRIAN C. BEAZER
Non-Executive Chairman of the Board of Directors

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328

Notice of Special Meeting of Stockholders

to be held on October 11, 2012

TO THE STOCKHOLDERS OF BEAZER HOMES USA, INC.:

Notice is hereby given that a special meeting of stockholders of Beazer Homes USA, Inc. will be held at 10:00 a.m. Eastern Time on Thursday, October 11, 2012 at our principal executive office at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. At this meeting, stockholders will vote on an amendment to our Amended and Restated Certificate of Incorporation to (i) effect a 1-for-5 reverse stock split of our common stock and, if and when the reverse split is effected, (ii) decrease the authorized number of shares of our common stock from 180 million to 100 million.

Our Board of Directors has fixed the close of business on September 4, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

We encourage you to take part in our affairs by voting either in person by written ballot at the meeting or by telephone, Internet or written proxy.

By Order of the Board of Directors,

KENNETH F. KHOURY
Secretary

Dated: September 7, 2012

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. YOU MAY ALSO VOTE BY INTERNET OR TELEPHONE BY FOLLOWING INSTRUCTIONS ON THE ENCLOSED PROXY.

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 11, 2012

Our Proxy Statement for the special meeting of stockholders is available at www.proxyvote.com.

You will need the 12-digit Control Number included on your proxy card or voting instruction form to access these materials.

HOW TO VOTE

You can vote your shares in person by attending the meeting or by completing and returning a proxy by mail or by using the telephone or the Internet. Please refer to the proxy card or voting instruction form included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card. Please see page 1 of the Proxy Statement for more information.

SPECIAL MEETING ADMISSION

Please note that attendance at the meeting is limited to our stockholders or their named representatives. Proof of ownership of our common stock as of the record date and photo identification will be required for admittance to the special meeting. If you are a registered stockholder, the top portion of your proxy card may serve as proof of ownership. If you are attending on behalf of an entity that is a stockholder, evidence of your employment or association with that entity also will be required.

To obtain directions to attend the special meeting, please contact our Investor Relations Department at (770) 829-3700.

HOUSEHOLDING

As permitted by the Securities and Exchange Commission, only one copy of this Proxy Statement may be delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of any Proxy Statement of the Company. We will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of this Proxy Statement may contact us to request multiple copies of any future proxy statement. Stockholders residing at the same address and currently receiving multiple copies may contact us to request that only a single copy of any proxy statement be mailed in the future. Requests should be directed to our Investor Relations Department by phone at (770) 829-3700 or by mail to Beazer Homes USA, Inc., Attention: Investor Relations, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.

ii

BEAZER HOMES USA, INC.

1000 Abernathy Road

Suite 260

Atlanta, Georgia 30328

PROXY STATEMENT

Purpose

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Beazer Homes USA, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), for use at a special meeting of stockholders to be held on October 11, 2012 and at any adjournments or postponements thereof. Stockholders of record at the close of business on September 4, 2012 are entitled to notice of and to vote at the special meeting. On September 4, 2012, we had 123,074,130 outstanding shares of common stock. Each share of common stock entitles the holder to one vote with respect to the matter to be considered at the special meeting. The common stock is our only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders, commencing on or about September 7, 2012.

You are being asked to vote to approve an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to (i) effect a 1-for-5 reverse stock split of our common stock, $.001 par value per share and, if and when the reverse split is effected, to (ii) decrease the authorized number of shares of our common stock from 180 million to 100 million (the “Reverse Stock Split”).

Voting Instructions

General

Shares represented by a proxy will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, the completed proxy will be voted FOR the amendment to our Certificate of Incorporation to effect the Reverse Stock Split and decrease the number of authorized shares of our common stock.

We have not received notice of any matters to be brought before the meeting other than as specified in the attached notice of meeting.

If you are a stockholder of record as of the close of business on September 4, 2012, you can give a proxy to be voted at the meeting either:

1. By mailing in the enclosed proxy card;

2. By written ballot at the meeting;

3. Over the telephone by calling a toll-free number; or

4. By using the Internet.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by telephone or by using the Internet, please refer to the instructions on the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.

Signature Requirements

If shares are registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as a trustee, guardian, executor, administrator, under a power of attorney or in any other representative capacity, the signer’s full title should be given.

Revocation

A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the special meeting by executing and returning to our Secretary (Kenneth F. Khoury) at our principal executive office or to the official tabulator (Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717) (“Broadridge”), either a written revocation or a proxy bearing a later date, prior to the special meeting. Any stockholder who attends the special meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the special meeting his or her intention to vote in person the shares represented by such proxy. In addition, a stockholder may revoke a proxy by submitting a subsequent proxy by Internet or telephone by following the instructions on the enclosed proxy.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is required to constitute a quorum. Shares represented by proxies which indicate that the stockholders abstain as to the proposal described herein will be treated as being present for the purpose of determining the presence of a quorum. Holders of common stock will be entitled to one vote for each share they hold.

Broker Non-Votes

If your shares are held in the name of a broker, bank, custodian or other nominee, and such person does not have discretion to vote on the proposal, a “broker non-vote” occurs if you do not provide that person with voting instructions on the proposal. For the Reverse Stock Split, a bank, broker, custodian or other nominee will have discretion to vote your shares and, therefore, will be able to vote your shares with respect to the Reverse Stock Split even if you do not provide your broker, bank, custodian or other nominee with instructions on the Reverse Stock Split.

Vote Requirements

The amendment to our Certificate of Incorporation to effect the Reverse Stock Split and decrease the authorized number of shares of our common stock must receive the affirmative vote of a majority of our outstanding shares of common stock to be approved. As a result, withheld votes and abstentions will have the same effect as a vote against the proposal.

Expenses of Solicitation

Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, our officers and other employees may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. In addition, we have engaged Georgeson, Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $10,000 plus costs and expenses incurred by Georgeson, Inc. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

PROPOSAL 1 — REVERSE STOCK SPLIT AND DECREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

General

Our Board of Directors has approved, and recommended that our stockholders approve, a proposal to permit our Board of Directors, in its sole discretion, to file a certificate of amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), in substantially the form attached hereto as Appendix A (the “Reverse Stock Split Amendment”), to (i) effect a 1-for-5 Reverse Stock Split of the outstanding shares of our common stock and (ii) decrease the number of shares of common stock authorized for issuance from 180 million to 100 million.

If our stockholders approve the Reverse Stock Split Amendment, and our Board of Directors decides to implement it, the Reverse Stock Split will become effective upon the filing of the Reverse Stock Split Amendment with the Delaware Secretary of State.

Even if the stockholders approve the Reverse Stock Split Amendment, we may abandon or postpone the proposal if our Board of Directors determines that it is no longer in the best interests of the Company and our stockholders. If the Reverse Stock Split Amendment is not implemented by our Board of Directors within 12 months of the special meeting, the proposal will be deemed abandoned, without further effect. In that case, our Board of Directors may again seek stockholder approval at a future date if it deems a reverse stock split to be advisable at that time.

Reasons for the Reverse Stock Split

Although the proposed Reverse Stock Split will not have the effect of increasing the equity market capitalization of the Company, we believe that implementing the Reverse Stock Split will provide benefits to the Company and our existing stockholders by making shares of our common stock more attractive to certain prospective stockholders in at least four significant ways:

1.	Stock Price Volatility. We have been advised by certain institutional investors, as well as by our financial advisors, that a higher stock price may increase the acceptability of our common stock to a number of long-term investors who may not find our shares attractive at their current prices due to the trading volatility often associated with stocks below certain prices.

2.	Stock Price Requirements. We understand that many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin.

3.	Transaction Costs. Investors also may be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

4.	Equity Research. Finally, although low equity market capitalization is a more prominent reason analysts decline to provide equity research coverage, analysts at many brokerage firms do not provide coverage of lower-priced stocks.

Taken together, we believe the potential benefits of the proposed Reverse Stock Split will make our common stock a more attractive and cost effective investment for many investors, which we believe may help improve our stock price over the long term.

Reasons for the Decrease in Authorized Shares

At present, we do not have any plans or arrangements to issue additional shares of common stock other than shares currently reserved for issuance under our existing equity incentive plans and upon conversion of our outstanding convertible notes and settlement of our outstanding tangible equity units. Nonetheless, the Board of Directors believes the Reverse Stock Split warranted reconsideration of the total number of shares authorized for future issuance under our Certificate of Incorporation.

As a matter of Delaware law, implementation of the Reverse Stock Split does not require a change in the total number of shares of our common stock authorized under our Certificate of Incorporation. Despite this fact, the Board of Directors carefully considered whether such a change was in the best interests of stockholders. In determining whether to recommend a change to the total number of shares of our common stock authorized under our Certificate of Incorporation, the Board of Directors considered a number of factors including: (i) the number of shares that would be available if we did not reduce our total authorized shares from the current limit of 180 million shares; (ii) the number of shares that would be available if our authorized shares were reduced in the same ratio as the Reverse Stock Split; (iii) the potential for future stock issuances to raise capital, effect acquisitions and/or provide equity incentives to employees; (iv) the proportion of authorized shares remaining available for issuance among our homebuilding peer group; and (v) the impact of potential future stock issuances on our deferred tax assets (as more fully described below).

After weighing these factors, the Board of Directors concluded that the Company’s authorized shares should be reduced from 180 million to 100 million. This level of authorized shares would leave the Company with approximately 66.4 million shares available for issuance after the Reverse Stock Split, or 66% of total authorized shares. The Board believes that this reduction strikes the right balance between having an unnecessarily large number of shares available for issuance, and having too few shares available for issuance, particularly in light of the substantial number of authorized shares available to our homebuilding peers.

•

If the Reverse Stock Split were completed in the absence of a reduction in authorized shares, our total shares issued and outstanding, or reserved for issuance, would be approximately 33.6 million, leaving approximately 146.4 million shares, or 81.4% of our authorized total shares available for future issuance.

•

At September 4, 2012, we had approximately 123.1 million shares issued and outstanding. In addition, we had approximately 2.2 million shares reserved for issuance under our existing equity incentive plans, which were previously approved by stockholders, and approximately 42.5 million shares reserved for issuance upon conversion of our outstanding convertible notes and settlement of our outstanding tangible equity units. Taken together, we had approximately 167.8 million shares issued and outstanding or reserved for issuance as of September 4, 2012, which means the Company currently has approximately 12.2 million shares, or 6.8% of our authorized total shares available for future issuance. If our total authorized shares were reduced in the same ratio as the Reverse Stock Split, we would have only approximately 2.4 million, or 6.8%, available for future issuance.

•

While the Company and the Board of Directors are cognizant of stockholder concerns regarding ownership dilution that would result from future equity issuances, we believe that it is advisable to retain a competitive level of flexibility for future stock issuances as conditions in the housing market strengthen. Future opportunities may arise in which a share issuance is in stockholders’ best interests, including raising additional capital for land acquisitions, expanding through acquisitions or providing incentives to our employees consistent with peer practices, among other alternatives.

•

Based on our analysis of available information for publicly traded homebuilders, we believe approximately 60% of their respective total authorized shares remain available for issuance by our publicly traded homebuilding peers on average. This ratio increases to approximately 70% of remaining authorized shares on average when considering only those public homebuilders which, like us, have a market capitalization of less than $2 billion.

•	In recent years, we have generated significant net operating losses and unrealized tax losses (collectively, “NOLs”), which have given rise to our total deferred tax assets of $495.7 million, net of certain deferred tax liabilities as of June 30, 2012. Until we generate taxable income, these NOLs are likely to become larger. As long as a future “ownership change” does not occur, which under Section 382 of the Internal Revenue Code is determined in part by taking into account share issuances, we expect to be able to utilize a majority of our deferred tax assets upon achievement of sustained profitability. Because we cannot predict when or to what extent we will return to profitability , we carefully monitor — and will continue to carefully monitor — potential Section 382 ownership shifts, including limiting future share issuances that could limit or eliminate our ability to utilize these tax assets in future years.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

Although we expect that the Reverse Stock Split will result in an increase in the market price of our common stock, we cannot assure you that the Reverse Stock Split, if implemented, will have the effect of raising the price of our common stock over the long term. The effect the Reverse Stock Split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. The market price of our common stock is dependent on many factors, including our performance, prospects and other factors detailed from time to time in the reports we file with the Securities and Exchange Commission. If the Reverse Stock Split is implemented and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

In addition, although we believe the Reverse Stock Spit will enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional and other long term investors and the liquidity of our common stock will increase since there would be a reduced number of shares outstanding after the Reverse Stock Split. Furthermore, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Principal Effects of the Reverse Stock Split

If our stockholders approve this proposal and our Board of Directors elects to effect the Reverse Stock Split, each stockholder will own one share of our common stock for every five shares of common stock such stockholder owned prior to the Reverse Stock Split. The Reverse Stock Split would be effected simultaneously for all of our common stock.

Effect on Authorized, Issued and Outstanding Shares of Common Stock. Although the Reverse Stock Split Amendment will decrease the number of authorized shares of our common stock to 100 million, the Reverse Stock Split will increase the number of authorized but unissued shares of common stock available for future issuance in proportion to the number of issued and outstanding shares. The Company has no current plans to issue any of these authorized but unissued shares that are not otherwise reserved for issuance as stated above. The Reverse Stock Split would not impact the relative voting or other rights that accompany the shares of our common stock. Any shares of our common stock held as treasury shares will be adjusted to reflect the Reverse Stock Split. Except for any changes that result from the treatment of fractional shares as discussed below, the completion of the Reverse Stock Split alone would not affect any stockholder’s proportionate equity interest in the Company. For example, a stockholder who owns a number of shares that, prior to the Reverse Stock Split, represented 1% of our outstanding shares would continue to own 1% of our outstanding shares after the Reverse Stock Split. All issued and outstanding shares of common stock will remain fully paid and non-assessable after the Reverse Stock Split.

Our Board of Directors does not intend to use the Reverse Stock Split as a part of or first step in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended.

Effect on Authorized Preferred Stock. Currently, the Company is authorized to issue up to a total of 5 million shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. The proposed Reverse Stock Split Amendment would not impact the total authorized number of shares of preferred stock or the par value of the preferred stock.

Effect on Currently Outstanding Equity Awards and Number of Shares Available for Future Issuance Under our Stock Incentive Plans. The Reverse Stock Split will not increase the number of shares available for future issuance under our stock incentive plans. On the effective date of the Reverse Stock Split, all outstanding awards under our stock incentive plans will be adjusted to reflect the Reverse Stock Split. The number of shares subject to our outstanding awards will be reduced in the same 1-for-5 ratio, rounded to the nearest whole share. The per share exercise price of options also will be increased by the 1-for-5 ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged (subject to the rounding of shares). Furthermore, any per share common stock price targets associated with performance based awards will be increased in direct proportion to the Reverse Stock Split. In addition, in connection with any Reverse Stock Split, our Board of Directors would also make a corresponding reduction in the number of shares available for future issuance under our stock incentive plan so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under such plan.

Effect on Currently Outstanding Securities Convertible into or Settled in Shares of our Common Stock. On the effective date of the Reverse Stock Split, all of our outstanding convertible notes and tangible equity units will be adjusted to reflect the Reverse Stock Split. The Reverse Stock Split would effect a reduction in the number of shares of common stock issuable upon the conversion of our convertible notes and settlement of our tangible equity units. Additionally, the threshold appreciation price and the reference price of outstanding tangible equity units would likewise increase in proportion to the Reverse Stock Split ratio.

Effect on 382 Rights Plan. The number of rights under the Company’s Rights Agreement dated November 12, 2010 associated with each share of our common stock and the voting, dividend and liquidation rights of the Series A Junior Participating Preferred Stock will be adjusted in accordance with their terms to reflect the Reverse Stock Split if it is implemented by our Board of Directors.

Potential Anti-Takeover Effect

The Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders. However, the increase in the number of authorized shares of common stock that are not issued or outstanding or reserved for issuance pursuant to the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company). Other than as set forth herein, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to acquire control of us.

Treatment of Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive a fractional share of our common stock as a consequence of the Reverse Stock Split, will instead be entitled to receive cash from the Company’s transfer agent. The Company’s transfer agent will aggregate all fractional shares and will sell them as soon as practicable after the effective date of the Reverse Stock Split at the then prevailing prices on the open market on behalf of stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at market prices and that it may take at least several days to sell all of the aggregated fractional shares of our common stock. After the transfer agent’s completion of such sales, stockholders will be entitled to receive a cash payment from the transfer agent in an amount equal to their respective pro rata share of the total net proceeds (after customary brokerage commissions and other expenses) of the transfer agent’s sales. Stockholders will not be entitled to receive interest for the period of time between the effective date of the Reverse Stock Split and the date payment is made for fractional shares.

Exchange of Stock Certificates

The combination of, and reduction in, the number of our outstanding shares as a result of the Reverse Stock Split will occur automatically on the date that the Reverse Stock Split Amendment is filed with the Delaware Secretary of State (referred to as the “effective date”), without any action on the part of our stockholders and without regard to the date that stock certificates representing any certificated shares prior to the Reverse Stock Split are physically surrendered for new stock certificates.

As soon as practicable after the effective date, transmittal forms will be mailed to each stockholder holding shares of our common stock in certificated form. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “— Treatment of Fractional Shares.”

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT. STOCKHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO THE TRANSFER AGENT FOLLOWING RECEIPT OF TRANSMITTAL FORMS IN ORDER TO AVOID HAVING SHARES POSSIBLY BECOMING SUBJECT TO ESCHEAT LAWS.

Shares Held in Book-Entry and Through a Bank, Broker or Other Nominee

If you hold shares of our common stock electronically in book-entry form with our transfer agent, you do not currently have and will not be issued stock certificates evidencing your ownership after the Reverse Stock Split. If you hold registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares. If you are entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to you indicating the number of shares of our common stock held following the Reverse Stock Split.

If you hold shares of our common stock in “street name” through a bank, broker, custodian or other nominee, we will treat your common stock in the same manner as stockholders whose shares are registered in their own names. Banks, brokers and other nominees will be instructed to effect the Reverse Stock Split for their customers holding our common stock in street name. However, these banks, brokers and other nominees may have different procedures for processing a Reverse Stock Split. If you hold shares of our common stock in street name, we encourage you to contact your bank, broker, custodian or other nominee.

Accounting Consequences

The par value per share of our common stock will remain unchanged at $.001 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our common stock (including a retroactive adjustment of prior periods) will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The amounts of net income or loss per common share and net book value per common share will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split, and the Company’s stockholders’ equity in its consolidated balance sheet would not change in total.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed Reverse Stock Split Amendment to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the Reverse Stock Split. It addresses only stockholders who hold our common stock as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-Reverse Stock Split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

A stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest. The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged.

A holder of the pre-Reverse Stock Split shares who receives cash will generally be treated as having exchanged a fractional share interest for cash in a redemption by us. The amount of any gain or loss will be equal to the difference between the portion of the tax basis of the pre-Reverse Stock Split shares allocated to the fractional share interest and the cash received.

Interests of Directors and Executive Officers

Our directors and executive officers do not have substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.

Reservation of Right to Abandon Reverse Stock Split Amendment

We reserve the right to abandon the Reverse Stock Split Amendment without further action by our stockholders at any time before the effectiveness of the filing of the Reverse Stock Split Amendment with the Delaware Secretary of State, even if the Reverse Stock Split Amendment has been approved by our stockholders at the special meeting. By voting in favor of the Reverse Stock Split Amendment, you are expressly also authorizing our Board of Directors to delay (for up to 12 months after the special meeting) or abandon the Reverse Stock Split Amendment if it determines, in its sole discretion, that such action is in the best interests of the Company and its stockholders.

Required Vote and Board Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date will be required to approve the Reverse Stock Split Amendment to effect the Reverse Stock Split. Accordingly, withheld votes and abstentions will have the same effect as a vote against the proposal.

The Board of Directors recommends that you vote FOR the Reverse Stock Split Amendment to effect the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

As of September 4, 2012, there were 123,074,130 shares of our common stock outstanding. Based on the number of shares of our common stock outstanding as of September 4, 2012 and the information reported on Schedule 13Ds and Schedule 13Gs filed with the Securities and Exchange Commission through September 4, 2012, there are no persons known by us to beneficially own more than 5% of our common stock.

Executive Officer and Director Beneficial Ownership

The following table sets forth information as of September 4, 2012 with respect to the beneficial ownership of our common stock by each director, each of our named executive officers, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(2)(3)(4)	Percent of Outstanding (5)
Elizabeth S. Acton	15,000	*
Laurent Alpert	84,900	*
Brian C. Beazer	229,979	*
Kenneth F. Khoury	473,582	*
Peter G. Leemputte	63,767	*
Allan P. Merrill	1,369,624	1.11%
Norma A. Provencio	51,233	*
Robert L. Salomon	238,996	*
Larry T. Solari	72,339	*
Stephen P. Zelnak, Jr.	105,364	*
Directors and Executive Officers as a Group (10 persons)	2,704,784	2.18%

*	Less than 1%

(1)	Beneficial ownership includes restricted stock as follows: Ms. Acton — 15,000, Mr. Alpert — 25,400, Mr. Beazer — 68,058, Mr. Khoury — 147,648, Mr. Leemputte — 25,400, Mr. Merrill — 301,341, Ms. Provencio — 30,400, Mr. Salomon — 59,431, Mr. Solari — 25,400 and Mr. Zelnak — 25,400.

(2)	Beneficial ownership for Messrs. Khoury, Merrill and Salomon include 101,960, 291,320 and 101,960 shares of performance-based restricted stock, respectively.

(3)	Beneficial ownership includes shares underlying stock options/SSARs and RSUs, respectively, which were fully vested and exercisable at, or will vest within 60 days of, September 4, 2012 as follows: Ms. Acton — 0, Mr. Alpert — 28,500, Mr. Beazer — 36,652, Mr. Khoury — 178,938, Mr. Leemputte — 10,500, Mr. Merrill — 612,834, Ms. Provencio — 7,833, Mr. Salomon — 53,681, Mr. Solari — 16,500 and Mr. Zelnak — 43,076.

(4)	Mr. Provencio’s beneficial ownership includes 13,000 shares of our common stock held through Provencio Advisory Services Inc.’s 401(k) plan.

(5)	Based upon 123,074,130 shares of outstanding common stock as of September 4, 2012, adjusted as necessary to reflect the shares issuable to such person upon the vesting or exercise of his or her stock options/SSARs and RSUs listed in footnote 3 above (and assuming no other stock options/SSARs are exercised). Shares of common stock subject to stock options/SSARs and RSUs that are currently exercisable or vested, or will become exercisable or vested within 60 days of September 4, 2012, are deemed outstanding for computing the percentage ownership of the person holding such stock options/SSARs and RSUs, but are not deemed outstanding for computing the percentage ownership of any other persons.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy and the documents incorporated by reference herein contain forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in such documents will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that could lead to material changes in our performance may include, but are not limited to:

•	additional asset impairment charges or writedowns;

•	economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates and inflation;

•	the effect of changes in lending guidelines and regulations;

•	a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures;

•	continued or increased downturn in the homebuilding industry;

•	continued or increased disruption in the availability of mortgage financing or number of foreclosures in the market;

•

our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for labor, land or raw materials used in housing production;

•

factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; and

•	those matters listed in our Annual Report on Form 10-K for the year ended September 30, 2011.

It is not possible to foresee or identify all such factors. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

OTHER BUSINESS AT THE SPECIAL MEETING

Our Board of Directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders be properly presented by or at the direction of our Board of Directors, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that our Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are properly presented by or at the direction of our Board of Directors at the special meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with the recommendation of our Board of Directors.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may obtain these materials from us at no cost by writing or telephoning us at Beazer Homes USA, Inc., Attn: Secretary, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, Telephone: (770) 829-3700 or at our website at www.beazer.com. Except for the documents described below, information on our website is not incorporated by reference into this proxy. In addition, the SEC maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

In addition, our common stock is traded as “BZH” on the NYSE. Because our common stock is listed on the NYSE, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this proxy statement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this proxy statement.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended September 30, 2011, filed on November 15, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011, March 31, 2012 and June 30, 2012, filed on February 2, 2012, May 2, 2012 and August 3, 2012, respectively;

•

our Current Reports on Form 8-K, filed on November 22, 2011, February 8, 2012, February 13, 2012, February 28, 2012, March 13, 2012, May 10, 2012, July 9, 2012, July 11, 2012, July 16, 2012, July 19, 2012 and August 9, 2012; and

•	the portions of our definitive proxy statement, filed on December 22, 2011, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended September 30, 2011.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this proxy statement by reference. Requests for copies should be directed to our Corporate Secretary, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, telephone (770) 829-3700.

If you have any questions about this proxy statement, the special meeting or the Reverse Stock Split or need assistance with the voting procedures, you should contact Georgeson, Inc. our proxy solicitor, toll-free at 1-888-607-6511.

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BEAZER HOMES USA, INC.

Beazer Homes USA, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY as follows:

1.	Article Four of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by replacing Section (i) of the existing Article Four in its entirety with the following:

“(i) 100,000,000 shares of Common Stock, par value $.001 per share; and”

2.	The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by adding the following Article Nine:

“ARTICLE NINE. Effective at 12:01 a.m., Eastern time, on                     , 2012 (the “Effective Time”), every five (5) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares shall thereupon, without any action on the part of the holder thereof or the Corporation, be reclassified and combined into one (1) share of validly issued, fully paid and non-assessable share of Common Stock having a par value per share of $.001 per share, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmittal letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares (after customary brokerage commissions and other expenses) following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3.	This amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Corporation, as amended on this      day of             , 2012.

Beazer Homes USA, Inc.

By:

Name:
Title:

BEAZER HOMES USA, INC. 1000 ABERNATHY ROAD SUITE 260 ATLANTA, GA 30328

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BEAZER HOMES USA, INC.
The Board of Directors recommends you vote FOR proposal 1.
					FOR	AGAINST	ABSTAIN
1.

Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to (i) effect a 1-for-5 reverse stock split of its common stock, par value $.001 a share and, if and when the reverse split is effected, (ii) decrease the authorized number of shares of the Company’s common stock from 180 million to 100 million.

					☐	☐	☐

NOTE: Allan P. Merrill and Kenneth F. Khoury (each with full power to act alone and with power of substitution and revocation) shall have the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such Special Meeting and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with the recommendation of the Company’s Board of Directors with respect to matters incident to the conduct of the Special Meeting and matters properly presented at the Special Meeting and any adjournments or postponements thereof but which are not known to the Board of Directors at the time of the solicitation of this proxy.

For address change/comments, mark here. (See reverse for instructions)			☐
			YES	NO
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

SPECIAL MEETING OF STOCKHOLDERS OF

BEAZER HOMES USA, INC.

October 11, 2012

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice & Proxy Statement is/are available at www.proxyvote.com.

BEAZER HOMES USA, INC.
1000 Abernathy Road
Suite 260
Atlanta, Georgia 30328

The undersigned, having duly received the Notice of Special Meeting and Proxy Statement of Beazer Homes USA, Inc., dated September 7, 2012, hereby appoints Allan P. Merrill and Kenneth F. Khoury (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.001, which the undersigned is entitled to vote at the Special Meeting of Stockholders of Beazer Homes USA, Inc. to be held at 10:00 a.m. Eastern Time on Thursday, October 11, 2012 at Beazer Homes USA, Inc.’s offices at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328 and at any adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side